Exhibit 10.15

SECURITIES ESCROW AGREEMENT

This SECURITIES ESCROW AGREEMENT (the “Agreement”), dated as of March 1, 2011, is entered into by and among Ciglarette, Inc., a Nevada corporation (the “Company”), Prolific Lion Limited, a British Virgin Islands corporation (the “Stockholder”) and Guzov Ofsink, LLC (hereinafter referred to as the “Escrow Agent”).

RECITALS

WHEREAS, the Company is offering (the “Offering”) a minimum of $1,000,000 and up to a maximum of $10,000,000 investment units, each consisting of (i) four (4) shares of the Company’s common stock, par value $0.0001 per share (the “Common Stock”), (ii) a three-year warrant to purchase one (1) share of the Company’s common stock, at an exercise price of $6.25 per share, and (iii) a three-year warrant to purchase one (1) share of the Company’s common stock, at an exercise price of $7.50 per share, as described in the Company’s Confidential Private Placement Memorandum dated December 1, 2010, as amended by that certain supplement dated February 25, 2011 (together, the “Memorandum”); and

WHEREAS, in connection with the Offering, the Company and the Stockholder have agreed to establish an escrow account (the “Escrow Account”) on the terms and conditions set forth in this Agreement and the Escrow Agent has agreed to act as escrow agent pursuant to the terms and conditions of this Agreement.

AGREEMENT

NOW, THEREFORE, in consideration of the mutual promises of the parties and the terms and conditions hereof, the parties hereby agree as follows:

1. Definitions.  All capitalized terms used but not defined herein shall have the meanings assigned them in the form of Subscription Agreement attached in Exhibit C to the Memorandum (the “Subscription Agreement”).

2. Appointment of Escrow Agent.  The Company and the Stockholder hereby appoint Guzov Ofsink, LLC as Escrow Agent to act in accordance with the terms and conditions set forth in this Agreement, and Guzov Ofsink, LLC hereby accepts such appointment and agrees to establish the Escrow Account on the terms and subject to the conditions hereinafter set forth.

3. Establishment of Escrow.  Upon the execution of this Agreement, the Stockholder shall deliver to the Escrow Agent a stock certificate(s) evidencing 1,000,000 shares in the aggregate of the Company’s Common Stock together with stock powers executed in blank, (collectively with shares of Common Stock transferred into the name of the Escrow Agent pursuant Section 9 hereof, the “Escrow Shares”).  Notwithstanding the foregoing transfer, the Stockholder shall have the right to vote the Escrow Shares until such time as they are eligible for transfer to the subscribers in the Offering as set forth on Exhibit A hereto (each a “Subscriber” and collectively the “Subscribers”) pursuant to the terms of this Agreement.

4. Disbursement of Escrow Shares.

4.1 If the Company’s Net Income (as calculated pursuant to Section 10(c)(iii) of the Subscription Agreement) for the Company’s fiscal year ended December 31, 2010 (the “2010 Fiscal Year”) or the fiscal year ending December 31, 2011 (the “2011 Fiscal Year” and together with the 2010 Fiscal Year, each a “Fiscal Year”) is less than the Targeted Net Income for such Fiscal Year, then no later than the day after which the Company files its Annual Report on Form 10-K for the 2010 Fiscal Year End or the 2011 Fiscal Year End, as applicable, with the Securities and Exchange Commission (the “Filing Date”), the Escrow Agent shall notify the Company and the Stockholder about each disbursement of any Escrow Shares under Section 4.1 hereof with a written notice in the form attached hereto as Exhibit B (each, a “Make Good Delivery Notice”).  Escrow Agent shall , by the third business day following the Filing Date, send out to each Subscriber that number of the Escrow Shares equal to, as applicable, (y) the percentage of variation of the Actual 2010 Net Income from the 2010 Targeted Net Income times the number of Purchased Shares acquired by such Subscriber pursuant to such Subscriber’s Subscription Agreement or (z) the percentage of variation of the Actual 2011 Net Income from the 2011 Targeted Net Income times the number of Purchased Shares acquired by such Subscriber pursuant to such Subscriber’s Subscription Agreement.

4.2 In the event that any Escrow Shares shall be delivered to the Subscribers pursuant to Section 4.1 hereof, the Escrow Agent shall use its commercially reasonable efforts to promptly cause such Escrow Shares to be delivered, including causing the Company’s transfer agent to promptly to issue certificates in the names of the Subscribers, so that the issuances and deliveries contemplated in Section 4.1 hereof shall occur within three (3) business days of the date of the Make Good Delivery Notice.

4.3 If immediately following the earlier of (i) the issuance of certificates in the names of the Subscribers evidencing Escrow Shares issuable pursuant to clause (z) of Section 4.1 hereof; or (ii) April 30, 2012, any Escrow Shares remain in the Escrow Account (the “Remaining Escrow Shares”), the Escrow Agent shall use its commercially reasonable efforts to promptly cause the Remaining Escrow Shares to be delivered, including causing the Company’s transfer agent to promptly to issue certificates in the names of the Stockholder, so that such issuance and delivery shall occur within five (5) business days of the date of such earlier occurrence.

5. Duration. This Agreement shall terminate on the distribution of all the Escrow Shares in accordance with Section 4 above.

6. Interpleader.  Should any controversy arise among or between the Company, any Subscriber(s) and/or the Stockholder with respect to this Agreement or with respect to the delivery of the Escrow Shares hereunder, the Escrow Agent shall have the right to consult counsel and/or to institute an appropriate interpleader action to determine the rights of the parties hereto.  The Escrow Agent is also hereby authorized to institute an interpleader action.  Any interpleader action instituted in accordance with this Section 6 shall be filed in any court of competent jurisdiction in New York, New York, and the Escrow Shares in dispute shall be deposited with the court and in such event Escrow Agent shall be relieved of and discharged from any and all obligations and liabilities under and pursuant to this Agreement with respect to the Escrow Shares.

7. Exculpation and Indemnification of Escrow Agent.

7.1 The Escrow Agent is not a party to, and is not bound by or charged with notice of any agreement out of which this escrow may arise. The Escrow Agent acts under this Agreement as a depositary only and is not responsible or liable in any manner whatsoever for the sufficiency, correctness, genuineness or validity of the subject matter of the escrow, or any part thereof, or for the form or execution of any notice given by any other party hereunder, or for the identity or authority of any person executing any such notice. The Escrow Agent will have no duties or responsibilities other than those expressly set forth herein.  The Escrow Agent will be under no liability to anyone by reason of any failure on the part of any party hereto (other than the Escrow Agent) or any maker, endorser or other signatory of any document to perform such person’s or entity’s obligations hereunder or under any such document other than as provided in this Agreement.  Except for this Agreement and instructions to the Escrow Agent pursuant to the terms of this Agreement, the Escrow Agent will not be obligated to recognize any agreement between or among any or all of the persons or entities referred to herein, notwithstanding its knowledge thereof.

7.2 The Escrow Agent will not be liable for any action taken or omitted by it, or any action suffered by it to be taken or omitted, in good faith and in the exercise of its own best judgment, and may rely conclusively on, and will be protected in acting upon, any order, notice, demand, certificate, or opinion or advice of counsel (including counsel chosen by the Escrow Agent), statement, instrument, report or other paper or document (not only as to its due execution and the validity and effectiveness of its provisions, but also as to the truth and acceptability of any information therein contained) which is reasonably believed by Escrow Agent to be genuine and to be signed or presented by the proper person or persons. The duties and responsibilities of the Escrow Agent hereunder shall be determined solely by the express provisions of this Agreement and no other or further duties or responsibilities shall be implied, including, but not limited to, any obligation under or imposed by any laws of the State of New York upon fiduciaries.

7.3 The Escrow Agent will be indemnified and held harmless, jointly and severally, by the Company and the Stockholder from and against any expenses, including reasonable attorneys’ fees and disbursements, damages or losses suffered by the Escrow Agent in connection with any claim or demand, which, in any way, directly or indirectly, arises out of or relates to this Agreement or the services of Escrow Agent hereunder and shall be indemnified and reimbursed by the Company for any and all fees and expenses incurred by it in connection with an interpleader action instituted by Escrow Agent, as such fees and expenses are incurred; except, that if the Escrow Agent is guilty of fraud or gross negligence under this Agreement, then the Escrow Agent will bear all losses, damages and expenses arising as a result of such fraud or gross negligence. Promptly after the receipt by the Escrow Agent of notice of any such demand or claim or the commencement of any action, suit or proceeding relating to such demand or claim, the Escrow Agent will notify the other parties hereto in writing.  For the purposes hereof, the terms “expense” and “loss” will include all amounts paid or payable to satisfy any such claim or demand, or in settlement of any such claim, demand, action, suit or proceeding settled with the express written consent of the parties hereto, and all costs and expenses, including, but not limited to, reasonable attorneys’ fees and disbursements, paid or incurred in investigating or defending against any such claim, demand, action, suit or proceeding.  The provisions of this Section 7 shall survive the termination of this Agreement.

8. Fees and Expenses. For services rendered by the Escrow Agent hereunder, the Company will pay the Escrow Agent $2,500 as setup fees and $750 for each disbursement of the Escrow Shares.

9. Additional Escrow Shares.  In the event the Company accepts subscriptions in the Offering aggregating more than $5,000,000, the Stockholder hereby agrees to deliver to the Escrow Agent a stock certificate(s) evidencing an additional 1,000,000 shares in the aggregate of the Company’s Common Stock together with stock powers executed in blank, which such shares shall be transferred into the name of the Escrow Agent and shall be added to the Escrow Shares then held in the Escrow Account.

10. Resignation of Escrow Agent.  At any time, upon ten (10) days’ written notice to the Company, the Escrow Agent may resign and be discharged from its duties as escrow agent hereunder.  As soon as practicable after its resignation, the Escrow Agent will promptly turn over to a successor escrow agent appointed by the Company the Escrow Shares held hereunder upon presentation of a document appointing the new escrow agent and evidencing its acceptance thereof.  If, by the end of the 10-day period following the giving of notice of resignation by the Escrow Agent, the Company shall have failed to appoint a successor escrow agent, the Escrow Agent may interplead the Escrow Shares into the registry of any court having jurisdiction.

11. Records.  The Escrow Agent shall maintain accurate records of all transactions hereunder.  Promptly after the termination of this Agreement or as may reasonably be requested by the parties hereto from time to time before such termination, the Escrow Agent shall provide the parties hereto, as the case may be, with a complete copy of such records, certified by the Escrow Agent to be a complete and accurate account of all such transactions.  The authorized representatives of each of the parties hereto shall have access to such books and records at all reasonable times during normal business hours upon reasonable notice to the Escrow Agent.

12. Notice.  All notices, communications and instructions required or desired to be given under this Agreement must be in writing and shall be deemed to be duly given if sent by registered or certified mail, return receipt requested, or overnight courier to the following addresses:

If to Escrow Agent:

Guzov Ofsink, LLC
900 Third Avenue, 5th Floor,
New York, NY 10022
Attn: Darren Ofsink

If to the Company or the Stockholder:

With a copy to:

Anslow + Jaclin, LLP
195 Route 9 South, Suite 204
Manalapan, NJ 07726
Attention: Gregg E. Jaclin, Esq.

or to such other address and to the attention of such other person as any of the above may have furnished to the other parties in writing and delivered in accordance with the provisions set forth above.

13. Execution in Counterparts.  This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Facsimile execution and delivery of this Agreement is legal, valid and binding for all purposes.

14. Assignment and Modification.  This Agreement and the rights and obligations hereunder of any of the parties hereto may not be assigned without the prior written consent of the other parties hereto. Subject to the foregoing, this Agreement will be binding upon and inure to the benefit of each of the parties hereto and their respective successors and permitted assigns. No other person will acquire or have any rights under, or by virtue of, this Agreement.  No portion of the Escrow Shares shall be subject to interference or control by any creditor of any party hereto, or be subject to being taken or reached by any legal or equitable process in satisfaction of any debt or other liability of any such party hereto prior to the disbursement thereof to such party hereto in accordance with the provisions of this Agreement. This Agreement may be changed or modified only in writing signed by all of the parties hereto.

15. Applicable Law. This Agreement shall be governed by and construed with the laws of the State of New York applicable to contracts made and to be performed therein.  Any litigation concerning the subject matter of this Agreement shall be exclusively prosecuted in the state or federal courts located in New York, New York, and all parties consent to the excusive jurisdiction and venue of those courts.

16. Headings. The headings contained in this Agreement are for convenience of reference only and shall not affect the construction of this Agreement.

17. Attorneys’ Fees. If any action at law or in equity, including an action for declaratory relief, is brought to enforce or interpret the provisions of this Agreement, the prevailing party shall be entitled to recover reasonable attorneys’ fees from the other party (unless such other party is the Escrow Agent), which fees may be set by the court in the trial of such action or may be enforced in a separate action brought for that purpose, and which fees shall be in addition to any other relief that may be awarded.

[Signature Page Follows]

IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the day and year first above written.

GUZOV OFSINK, LLC

By:  ______________________________
        Name:
        Title:

CIGLARETTE, INC.

By:  ______________________________
        Name:
        Title:

PROLIFIC LION LIMITED

By:  ______________________________
        Name:
        Title: